Exhibit 10.42

RESEARCH AGREEMENT

THIS RESEARCH AGREEMENT, (the “Agreement”), effective this 5th day of September, 2006, is entered into by and between NewLink Genetics Corporation, a corporation with its principal place of business at 2901 S. Loop Drive, Suite 3900 Ames, IA 50010 (hereinafter “Sponsor”), and the Medical College of Georgia Research Institute, Inc., (hereinafter “MCGRI”) a non-profit research and educational corporation located at the Medical College of Georgia, Augusta, Georgia 30912-4810.

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to MCGRI and to Sponsor, and will further the instructional and research objectives of MCGRI in a manner consistent with its status as a nonprofit, tax-exempt, research and educational institution;

WHEREAS, the research program (hereinafter “Study”) will be performed through a subcontract to the Medical College of Georgia (hereinafter “MCG”).

NOW, THEREFORE, in consideration of the consideration of the premises and mutual covenants herein contained, the parties hereto agree to the following.

ARTICLE 1 — RESEARCH PERFORMANCE

1.1               The Study shall be performed in accordance with the protocol attached hereto as EXHIBIT A (the “Protocol”), which involves laboratory work and experiments related [*] that is licensed by Medical College of Georgia to NewLink Genetics, under the direction of Dr. Andrew L. Mellor as Principal Investigator.  MCGRI and its subcontractor, MCG, do not represent, warrant or guarantee that any specific results shall be achieved.  In the case of conflict between the terms of this Agreement and the Protocol or other attachments, the terms of this Agreement shall control.  It is understood that the Study may be conducted by a Research Associate under the direction of Dr. Mellor, and under the supervision of Dr. Andrew Mellor such Research Associate will perform discovery (fundamental) research related to the role of [*].

1.2               MCGRI and MCG shall use reasonable efforts to perform such Study in accordance with the Protocol and the terms and conditions of this Agreement.  By signing below, the Principal Investigator agrees to undertake the obligations of the Investigator as set forth in the Protocol.

1.3               In the event that the Principal Investigator becomes unable or unwilling to continue the Study, and a mutually acceptable substitute is not available, MCGRI or Sponsor shall have the option to terminate said Study on thirty days written notice.

1.4               The Agreement Period is approximately September 5, 2006 through September 5, 2007 unless earlier terminated pursuant to this Agreement.

ARTICLE 2 — COSTS, BILLINGS AND OTHER SUPPORT

2.1               Sponsor agrees to pay MCGRI the sum of [*] for the performance of the entire Study.  Sponsor shall pay [*]                     , upon the signing of this Agreement and: $                     after the completion of the Study

Checks should be made payable to:	MCG Research Institute

Mailing Address for payments:	MCG Research Institute, Inc.
P.O. Box 945552

Atlanta, GA 30394-5552

The MCGRI tax identification number is [*].

2.2.            Sponsor acknowledges and agrees that payments made payable or sent to any individual or corporation other than as specified above, shall not be credited towards fulfillment of Sponsor’s obligations under this Article.

2.3               MCG shall retain title to any equipment purchased with funds provided by Sponsor under this Agreement.

2.4               In the event of early termination of this Agreement by Sponsor pursuant to this Agreement, Sponsor shall pay all costs accrued by MCGRI as of the date of termination, including non-cancelable obligations, incurred prior to the effective date of termination.

ARTICLE 3 — CONFIDENTIALITY

3.1               MCGRI and MCG shall use that care which they use to protect their own confidential information not to disclose to any third party any Study Results (as defined in Section 3.3 below), and any information or data provided by Sponsor to MCGRI in connection with the Study and the Protocol which is marked by Sponsor as confidential or with a similar legend, or which is reduced to writing within 30 days after disclosure and designated as confidential (collectively, the “Confidential Information”).  Such confidentiality obligation shall be observed during the performance of the Study and for a period of three years following the termination or expiration date of this Agreement.  Confidential Information shall be returned to Sponsor to the extent possible upon completion by MCGRI of its obligations under this Agreement or upon demand.

3.2               The obligation to protect Sponsor’s Confidential Information shall not apply to any information that MCGRI can demonstrate:

1.         is already in the possession of, or is independently developed by MCGRI as evidenced by written record;

2.         is or become publicly available other than through breach of MCGRI’s confidentiality obligations;

3.         is received by MCGRI from a third party without either knowledge of origination in Sponsor or obligation of confidence;

4.         is released for disclosure by Sponsor with its written consent, or

5.         is required to be disclosed by law, regulation or court order, including but not limited to the Georgia Open Records Act (providing that MCGRI has taken all reasonable efforts to keep information confidential to the extent permitted by such Act)

Ownership of Results.  “MCGRI agrees that it has no proprietary rights to or interest in Sponsor’s pre-existing intellectual property.  All Rights to inventions, improvements and discoveries, whether or not patentable or copyrightable, relating to the Study made solely by employees of Sponsor shall belong exclusively to Sponsor.  Such inventions, improvements, and discoveries shall not be subject to the terms and conditions of this Agreement.  All data, results, information and inventions generated by or on behalf of MCGRI and/or MCG in performing the Study (collectively, the “Study Results”), and any intellectual property rights in the Study Results, shall be owned, as between Sponsor and MCGRI, as follows:  For Study Results that relate directly to [*] owned or exclusively licensed by Sponsor and/or are [*] already licensed to Sponsor by MCGRI (or MCG, as applicable), such Study Results, and all intellectual property rights in such Study Results (the “Improvement Results”), will be governed pursuant to the terms of such existing license agreement.  All rights and title to any other Study Results (that is, other than the Improvement Results) created or identified under the Study, and all intellectual property rights in such other Study Results, shall belong to MCGRI, subject to the right of Sponsor to take an exclusive, or non-exclusive, royalty-bearing license to such other Study Results and the associated intellectual property rights (collectively, the “MCGRI Intellectual Property”), as set forth below and shall be subject to the terms and conditions of this Agreement.

MCGRI will promptly notify Sponsor of any MCGRI Intellectual Property.  If Sponsor directs or MCGRI determines that a patent application or application for other intellectual property protection should be filed, MCGRI shall promptly prepare, file and prosecute such U. S. or foreign application in MCGRI’s name.  If Sponsor directs MCGRI to file a patent application hereunder or desires to maintain its right to exercise either option (a) or (b) below, Sponsor shall bear all costs incurred in connection with such preparation, filing, prosecution and maintenance of U. S. and foreign application(s).  Sponsor shall cooperate with MCGRI to assure that such application(s) will cover, to the best of Sponsor’s knowledge, all items of commercial interest and importance.  While MCGRI shall be responsible for making decisions regarding scope and content of application(s) to be filed and prosecution thereof, Sponsor shall be given an opportunity to review and provide input thereto.  MCGRI shall inform Sponsor of all developments with respect to such application(s) and shall promptly supply to Sponsor copies of all papers received and filed in connection with the prosecution thereof in sufficient time for Sponsor to comment thereon.

If Sponsor elects not to exercise its option as described below or decides to discontinue the financial support of the prosecution or maintenance of the protection, MCGRI shall be free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing thereon in the U. S. and in any foreign country at MCGRI’s sole expense.  MCGRI hereby grants Sponsor a royalty-free, non-exclusive license to use MCGRI Intellectual Property within its own organization for any noncommercial purpose.  MCGRI hereby grants the first option, at Sponsor’s sole selection, for either (a) a non-exclusive, royalty-bearing license to use MCGRI Intellectual Property for any purpose except sublicensing, or (b) an exclusive royalty-bearing license with the full rights to grant sublicenses.  Terms and conditions of these licenses are to be commercially reasonable, and shall be negotiated in good faith and agreed upon between MCGRI and Sponsor.  Provided Sponsor has participated in bearing patent expenses as described above, this option shall extend for a period of sixty days from the termination date of this Agreement.  In the event that Sponsor acquires an exclusive license or right under this Agreement, Sponsor hereby grants to MCGRI the right to continue to use MCGRI Intellectual Property for any noncommercial purpose.”

3.3

ARTICLE 4 — PUBLICATIONS

4.1               Sponsor recognizes that under MCGRI and MCG policy, the results of the Study must be publishable and agrees that researchers engaged in the Study shall be permitted to present at symposia, national or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of the Study, provided, however, that Sponsor shall have been furnished copies of any proposed publication or presentation at least one month in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party.  Sponsor shall have 30 days after receipt of said copies, to object to such proposed presentation or proposed publication because of the inclusion of Confidential Information.  In the event that Sponsor makes such objection, said researcher(s) shall refrain from making such publication or presentation for a maximum of four months from the date of receipt of such objection in order for MCGRI or Sponsor to file patent application(s) with the United States Patent and Trademark Office or foreign patent office (s) directed to the patentable subject matter contained in the proposed publication or presentation.

ARTICLE 5 — TERM AND TERMINATION

5.1               This Agreement shall become effective upon the date first written above and shall continue in effect for the full duration of the Agreement Period, as specified in Article 1.4.  The parties hereto may, however, extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions which the parties reduce to writing and sign.

5.2               This Study may be terminated at any time by MCGRI or by Sponsor for any valid cause, by either party’s giving thirty (30) days written notice to the other party.

5.3               No termination of this Agreement, however, effectuated, shall release the parties from their rights and obligations accrued prior to the effective date of termination.

ARTICLE 6 — INDEPENDENT CONTRACTOR

6.1               MCGRI shall be deemed to be and shall be an independent contractor and as such MCGRI shall not be entitled to any benefits applicable to employees of Sponsor.

6.2               Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter.  Neither shall be bound by acts or conduct of the other.

ARTICLE 7 — USE OF NAME

7.1               Sponsor agrees that it will not use the name of MCGRI or the Principal Investigator or sub-investigators in any advertising or publicity material, or make any form of representation or statement in relation to the work conducted under the terms of this Agreement which would constitute an express or implied endorsement by MCGRI, MCG or the Principal Investigator or sub-investigators of any commercial product or service, and that it will not authorize others to do so, without first having obtained written approval from MCGRI.

ARTICLE 8 — CONFLICT OF INTEREST

8.1               MCG institutional policy requires that persons engaged in Sponsored research must disclose potential financial conflicts of interests with such research, including certain consulting, stock ownership, or other relationships with a company which Sponsors such research, and that MCG must take measures to eliminate or minimize any effects of such potential conflicts on the objectivity of such research.  By signing below, Principal Investigator agrees to comply with MCG institutional policy and requirements governing conflict of interest.

ARTICLE 9 — NON-DISCRIMINATION

9.1               Neither MCGRI nor Sponsor shall discriminate against any person on the basis of race, national origin, religion, creed, sex, sexual orientation, age or handicaps in the performance of this Agreement.

ARTICLE 10 — GOVERNING LAW

10.1         This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

ARTICLE 11 — ASSIGNMENT

11.1         This Agreement shall not be assigned by either party without the prior written consent of the parties hereto, except that MCGRI may subcontract Study to MCG.

11.2         This Agreement is assignable to any division of Sponsor, any majority stockholder of Sponsor, or any subsidiary of Sponsor in which fifty-one percent of the outstanding stock is owned by Sponsor.

ARTICLE 12 — COMPLETE AGREEMENT AND MODIFICATION

12.1         This writing contains the complete Agreement of MCGRI and Sponsor, which stipulate that they have made no representation with respect to the subject matter of this Agreement including the execution and delivery hereof except such representations as are specifically set forth herein.

ARTICLE 13 — NOTICES

13.1         Notices hereunder shall be deemed made if given by registered or certified mail, postage prepaid, and addressed to the party to receive such notice at the address given below, or such other address as may hereafter be designated by notice in writing.

If to Sponsor:	If to MCGRI:

NewLink Genetics Corporation	Betty Aldridge
2901 S. Loop Drive, Suite 3900	Executive Director
Ames, IA 50010	MCG Research Institute, Inc.
Attn: President	Medical College of Georgia
Augusta, Georgia 30912-4810

AGREED TO:

Sponsor:
Medical College of Georgia Research Institute, Inc.

/s/ Nicholas N. Vahanian	11/28/06	/s/ Betty Aldridge	11/17/06
Name:	Date	Betty Aldridge	Date
Executive Director
(/s/RPM 10/30/06)

ACCEPTED BY:

/s/ Andrew Mellor	11/14/06
Principal Investigator (Signature)	Date

EXHIBIT A

PROTOCOL FOR STUDY

[to be added by Parties]